Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Berry Petroleum Corporation:

We consent to the use of our report dated March 7, 2019, with respect to the consolidated balance sheets of Berry Petroleum Corporation and its subsidiary as of December 31, 2018 (Successor) and December 31, 2017 (Successor), the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2018 (Successor), the ten months ended December 31, 2017 (Successor), the two months ended February 28, 2017 (Predecessor), and the year ended December 31, 2016 (Predecessor), and the related notes (collectively the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements refers to a change in the basis of presentation for Berry Petroleum Corporation’s emergence from bankruptcy.

/s/ KPMG LLP
Los Angeles, California
August 9, 2019